EXHIBIT 10.26
OMNIBUS AMENDMENT OF LOAN DOCUMENTS
     THIS OMNIBUS AMENDMENT OF LOAN DOCUMENTS (this “Amendment”), is made and dated as of June 13, 2007 among AMERICAN COLOR GRAPHICS, INC., a New York corporation (together with any permitted successors and assigns, the “Servicer”), AMERICAN COLOR GRAPHICS FINANCE, LLC, a Delaware limited liability company (together with any permitted successors and assigns, the “Purchaser” and, together with the Servicer, the “ACG Parties”), the financial institutions identified on the signature pages hereof as Lenders (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”)
RECITALS
     1. The Purchaser, the Administrative Agent, the Collateral Agent and the Lenders are parties to that certain Credit Agreement, dated as of September 26, 2006 (the “Existing Credit Agreement”), and the Purchaser, the Servicer and the Administrative Agent are parties to that certain Servicing Agreement, dated as of September 26, 2006, as amended by that certain First Amendment to Servicing Agreement, dated as of March 30, 2007 (the “Existing Servicing Agreement”).
     2. The Purchaser, the Servicer, the Administrative Agent, the Collateral Agent and the Lenders have agreed to certain amendments to the Existing Credit Agreement and the Existing Servicing Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
Part 1
Definitions
     Section 1.1. Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment have the following meanings:
     “Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.
     “Amended Servicing Agreement” means the Existing Servicing Agreement as amended hereby.
     “Amendment Effective Date” shall mean June 13, 2007, subject to the Borrower’s satisfaction of, or the Lenders’ waiver of, each of the conditions set forth in Part 4 of this Amendment.

     Section 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment have the meanings provided in the Amended Credit Agreement.
Part 2
Amendments to Loan Documents
     Effective on (and subject to the occurrence of) the Amendment Effective Date, the Existing Credit Agreement and the Existing Servicing Agreement are hereby amended in accordance with this Part 2. Except as so amended, the Existing Credit Agreement and the Existing Servicing Agreement shall continue in full force and effect.
     Section 2.1 Amendment of Section 6.06 of the Credit Agreement. Section 6.06(a) of the Existing Credit Agreement is hereby amended and restated in its entirety:
     (a) The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment except distributions to Parent as frequently as twice per week, unless otherwise approved by the Administrative Agent in its discretion, so long as (i) no Default or Event of Defaults exists at the time of the making thereof or would result therefrom and (ii) in conjunction therewith, the Borrower delivers to the Administrative Agent a Borrowing Base Certificate demonstrating that Availability both before and after making such distribution is greater than $0.
     Section 2.2 Addition of New Defined Terms in Section 1.1 of the Servicing Agreement. Section 1.1 of the Existing Servicing Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
     “Total Liquidity” means the sum of (i) the aggregate amount of all cash and Cash Equivalents (as defined in the ACG Senior Facility) of the Loan Parties (as defined in the ACG Senior Facility) under the ACG Senior Facility and all cash and Cash Equivalents of the Purchaser which are available for distribution to the Parent, (ii) the Aggregate Revolving Commitments (as defined in the ACG Senior Facility) minus the Total Revolving Outstandings (as defined in the ACG Senior Facility), and (iii) the amount of the Purchaser’s Availability. For purposes of this definition, cash and Cash Equivalents of the Loan Parties and the Purchaser shall include (without duplication) all deposits which have been made into lockboxes of the Loan Parties and the Purchaser in the ordinary course of business but which have not cleared or been released.
     “Total Liquidity Measurement Dates” means November 30, 2007, December 13, 2007, December 31, 2007, January 31, 2008, February 29, 2008, and March 31, 2008.
     Section 2.3 Amendment of Section 3.3 of the Servicing Agreement. Section 3.3 of the Existing Servicing Agreement is hereby amended by (i) striking the word “and” after the semi-colon in subsection 3.3(d), (ii) changing the period at the end of subsection 3.3(e) to a semi-colon and adding the word “and”, and (iii) adding a new subsection 3.3(f) reading in its entirety as follows:
     (f) Within five (5) Business Days after each Total Liquidity Measurement Date, deliver to the Administrative Agent a certificate, in form, detail and substance reasonably satisfactory to the Administrative Agent, signed by the chief financial officer of the Servicer, calculating the Total Liquidity as of such Total Liquidity Measurement Date (a “Total Liquidity Certificate”); provided, however, notwithstanding the foregoing, the Servicer shall deliver the Total Liquidity Certificate within one (1) Business Day of the Total Liquidity Measurement Date occurring on December 13, 2007.
     Section 2.4 Amendment of Section 5.3 of the Servicing Agreement. Section 5.3 of the Existing Servicing Agreement is amended by replacing the table for the First Lien Leverage Ratio with the following revised table:

	March 31	June 30	September 30	December 31
2007	N/A	2.55 to 1.00	2.55 to 1.00	2.50 to 1.00
2008	2.40 to 1.00	2.10 to 1.00	2.10 to 1.00	2.05 to 1.00
Thereafter	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00	2.00 to 1.00
     Section 2.5 Addition of New Section 5.4 of the Servicing Agreement. Article V of the Existing Servicing Agreement is further amended by adding a new Section 5.4 which reads in its entirety as follows:
     5.4 Minimum Total Liquidity. Permit the Total Liquidity as of the close of business on any Total Liquidity Measurement Date to be less than the corresponding amount indicated below:

Total Liquidity	Minimum Total
Measurement Date	Liquidity
November 30, 2007	$19,150,000
December 13, 2007	$18,150,000
December 31, 2007	$ 7,150,000
January 31, 2008	$ 5,150,000
February 29, 2008	$ 4,150,000
March 31, 2008	$ 8,150,000
Part 3
Representations and Warranties
     The ACG Parties represent and warrant to the Administrative Agent, the Collateral Agent, the Lenders and each other that, on and as of the Amendment Effective Date, and after giving effect to this Amendment:
     Section 3.1. Authority. Each of the ACG Parties has all the necessary corporate or limited liability company power to make, execute, deliver, and perform this Amendment, has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of this Amendment and has duly executed and delivered this Amendment. This Amendment and the Loan Documents constitute the legal, valid and binding obligations of each of the ACG Parties that is a party thereto, enforceable against each of them in accordance with their terms except as such enforceability may be subject to (a) the Bankruptcy Code and (b) general principles of equity.
     Section 3.2. No Legal Obstacle to Agreement. Neither the execution of this Amendment, nor the performance of the Amended Servicing Agreement or the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which an ACG Party is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to an ACG Party, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of an ACG Party. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by an ACG Party of this Amendment, the Amended Servicing Agreement, the Amended Credit Agreement or the transactions contemplated hereby or thereby.
     Section 3.3. Incorporation of Certain Representations. The representations and warranties set forth in Article IV of the Amended Servicing Agreement and in Article III of the Amended Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of the date hereof except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.
     Section 3.4. Default. No Servicer Default has occurred and is continuing under the Amended Servicing Agreement, and no Default or Event of Default has occurred and is continuing under the Amended Credit Agreement.
Part 4
Conditions to Effectiveness
     This Amendment shall be and become effective on the Amendment Effective Date provided that (i) each of the conditions set forth in this Part 4 shall have been satisfied (or satisfaction thereof has been waived by the Administrative Agent and the Required Lenders) on or before June 13, 2007, and (ii) the Servicer and the Purchaser shall have duly executed counterparts of this Amendment and provided telecopied signature pages to the Administrative Agent. If the ACG Parties fail to satisfy each of the conditions set forth in this Part 4 prior to 4:00 p.m. (Eastern time) on June 13, 2007, then, at the option of the Administrative Agent and the Required Lenders, upon notice to the ACG Parties, this Amendment shall be null and void.
          Section 4.1. Counterparts of Amendment. The Administrative Agent shall have received counterparts (or other evidence of execution, including telephonic message, satisfactory to the Administrative Agent) of this Amendment, which collectively shall have been duly executed on behalf of each of the Servicer, the Purchaser, the Required Lenders and the Agent.
     Section 4.2. Corporate Action. The ACG Parties shall have delivered to the Administrative Agent certified copies of all necessary corporate action taken by each ACG Party approving this Amendment, and each of the documents executed and delivered in connection herewith or therewith (including, without limitation, a certificate setting forth the resolutions of the board of directors of each ACG Party authorizing the amendments to the Existing Credit Agreement and the Existing Servicing Agreement herein provided for and the execution, delivery and performance of this Amendment). The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of each ACG Party, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Amendment and any instrument or agreement required hereunder on behalf of each ACG Party, as applicable.
Part 5
Miscellaneous
     Section 5.1. Reaffirmation of ACG Party Obligations. Each ACG Party hereby ratifies each of the Loan Documents (as amended pursuant to this Amendment) to which it is a party and acknowledges and reaffirms that it is bound by all terms of the Loan Documents to which it is a party. The Purchaser acknowledges and reaffirms that it is responsible for the observance and full performance of the Obligations. Each ACG Party further represents and warrants to the Administrative Agent and the Lenders that none of the ACG Parties has any claims, counterclaims, offsets, credits or defenses to the Loan Documents or the performance of their respective obligations thereunder, or if any ACG Party has any such claims, counterclaims, offsets, creditors or defenses to the Loan Documents or any transaction related to the Loan Documents, the same are hereby waived, relinquished and released in consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders.
     Section 5.2. Instrument Pursuant to Existing Credit Agreement. This Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.
     Section 5.3. Effect. Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement and the Existing Servicing Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.
     Section 5.4. References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Part 4 hereof, all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment, and all references in the Loan Documents to the “Servicing Agreement” shall be deemed to refer to the Servicing Agreement as amended by this Amendment.
     Section 5.5. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.
     Section 5.6. Integration. This Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto. This Amendment may not be amended except in writing.
     Section 5.7. Further Assurances. The Purchaser and the Servicer agree to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.
     Section 5.8. Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
     Section 5.9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 5.10. Costs, Expenses. The Servicer agrees to pay on demand any and all reasonable costs and expenses of the Administrative Agent and the Collateral Agent and all other fees and other amounts payable to the Administrative Agent and the Collateral Agent, in each case incurred in connection with the preparation, execution, delivery and administration of this Amendment (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) in accordance with the terms of Section 9.03 of the Existing Credit Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

AMERICAN COLOR GRAPHICS, INC.

By:	/s/ Patrick W. Kellick

Name:	Patrick W. Kellick
Title:	SVP/CFO

AMERICAN COLOR GRAPHICS FINANCE, LLC

By:	/s/ Denise Royce

Name:	Denise Royce
Title:	CFO

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BANK OF AMERICA, N.A.,
as Administrative Agent and as Collateral Agent

By:	/s/ Peter Sherman

Name:	Peter Sherman
Title:	Managing Director

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